GLOBAL CASINOS, INC. ANNOUNCES

COMPLETED ACQUISITION OF

DOC HOLLIDAY CASINO

Boulder, Colorado – March 18, 2008–Global Casinos, Inc. (“Global”) (OTCBB:GBCS) announced today that it has completed its planned acquisition of substantially all of the assets of Doc Holliday Casino located in Central City, Colorado.

Doc Holliday Casino has operated as a limited stakes casino under a retail license issued by the Colorado Gaming Commission.  Effective February 21, 2008, the Colorado Gaming Commission approved the issuance of a new gaming license for the Doc Holliday Casino granted to Doc Holliday Casino II, LLC, a wholly-owned subsidiary of Global Casinos formed for the purpose of completing the acquisition.  Doc Holliday Casino will operate as a subsidiary of Global Casinos in tandem with Global Casino’s other subsidiary, Casinos U.S.A., Inc., d/b/a The Bull Durham Saloon and Casino located in Blackhawk, CO.

Global’s President, Cliff Neuman, stated “We are pleased to have finally completed all of the regulatory hurdles to expand our presence in Colorado to include Central City. We believe that the acquisition offers economic synergies as well as joint marketing opportunities that are presented in having the two casinos in such close proximity to one another.  We are very optimistic that we can realize a positive contribution in our results of operations as a result of this acquisition.”

The acquisition was completed on March 18, 2008 and Doc Holliday opened as a Global Casinos’ property effective with the opening of business on March 19, 2008.

The Doc Holliday assets consisted of substantially all of the tangible and intangible assets used in connection with the conduct of the casino.  The casino operates under a lease covering the property located at 131 Main Street, Central City, CO with a remaining term of approximately 5 years, which Doc Holliday Casino II, LLC assumed with the consent of the landlord.

The total purchase price of the assets was $2.65 million, payable as follows:

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$1.5 million cash;

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450,000 shares of Global Casinos, Inc., common stock valued at $1.00 per share;

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Promissory Notes payable to Seller over 12 months in the aggregate amount of approximately $556,000;

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Assumption of gaming device debt in the amount of $128,000; and,

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The balance in closing adjustments.

To complete the acquisition, Global Casinos sold an aggregate of 700,000 shares of Series D Convertible Preferred Stock and 100,000 shares of common stock, for aggregate new equity of $750,000.  In addition, Global Casinos borrowed $550,000 from its wholly-owned subsidiary, the Bull Durham Casino.

   For further information, contact:

Clifford L. Neuman, Interim President

1507 Pine Street

Boulder, CO  80302

(303) 449-2100

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Clifford L. Neuman, President (303) 449-2100 or clneuman@neuman.com